RECENT DEVELOPMENTS


                                                                         AT                       AT
                                                                 SEPTEMBER 30, 2006          JUNE 30, 2006
                                                                 ------------------          -------------
                                                                               (IN THOUSANDS)
  BALANCE SHEET DATA:
  Assets....................................................      $    117,459                $  112,237
  Loans receivable, net.....................................            81,148                    77,927
  Securities................................................            25,206                    26,056
  Cash and cash equivalents.................................             5,190                     2,455
  Deposits..................................................            71,758                    64,310
  FHLB advances and other borrowings........................            30,750                    33,350
  Stockholders' equity......................................            13,283                    13,128

                                                                                      FOR THE
                                                                                 THREE MONTHS ENDED
                                                                                   SEPTEMBER 30,
                                                                      -----------------------------------------
                                                                            2006                  2005
                                                                            ----
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
  SUMMARY OF OPERATIONS:
  Interest income...................................................  $       1,662        $       1,367
  Interest expense..................................................            893                  617
                                                                      -------------        -------------
  Net interest income...............................................            769                  750
  Provision for loan losses.........................................             --                   --
                                                                      -------------        -------------
  Net interest income after provision for loan losses...............            769                  750
  Noninterest income................................................            171                  176
  Noninterest expense...............................................            679                  663
                                                                      -------------        -------------
  Income before income taxes........................................            261                  263
  Provision for income taxes........................................             93                   97
                                                                      -------------        -------------
  Net income........................................................  $         168        $         166
                                                                      =============        =============
  PER SHARE DATA:
  Earnings per share:
     Basic..........................................................  $        0.08        $        0.08
     Diluted........................................................           0.07                 0.07
  Dividends per public share........................................           0.15                 0.11


                                                                                AT OR FOR THE
                                                                              THREE MONTHS ENDED
                                                                                 SEPTEMBER 30,
                                                                        --------------------------------
                                                                             2006            2005
                                                                             ----            ----
  PERFORMANCE RATIOS:
  Return on average assets..........................................           0.58%          0.65%
  Return on average equity..........................................           4.93           4.79
  Interest rate spread..............................................           2.22           2.58
  Net interest margin...............................................           2.77           3.06
  Average interest-earning assets to average
      Interest-bearing liabilities..................................         117.32%        118.97%
  Efficiency ratio..................................................          72.27          71.62
  Dividend payout ratio.............................................          61.78          45.37
  ASSET QUALITY RATIOS:
  Non-performing loans to total loans, net..........................           0.03%          0.05%
  Non-performing assets to total assets.............................           0.08           0.12
  Net charge-offs to average loans outstanding......................           0.02           0.06
  Allowance for loan losses to total loans..........................           0.49           0.56
  Allowance for loan losses to non-performing loans.................        1751.27        1112.15
  CAPITAL RATIOS:
  Average equity to average assets..................................          11.87%         13.63%
  Equity to assets at period end....................................          11.31          13.10
  NUMBER OF FULL-SERVICE OFFICES....................................           2              2

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2006 AND JUNE 30, 2006

     Our total assets increased by $5.3 million to $117.5 million at September 30, 2006 from $112.2 million at June 30, 2006 primarily due to a $3.2 million, or 4.1%, increase in loans receivable, net. Loans receivable, net increased to $81.1 million at September 30, 2006 from $77.9 million at June 30, 2006. This increase in loans receivable, net primarily resulted from a $1.8 million, 24.6%, increase in loans secured by nonresidential real estate. There were increases in several other categories of loans, including construction loans (a $751,000 increase), one- to four-family loans (a $368,000 increase), and other consumer loans (a $177,000 increase). There were no loans held for sale at September 30, 2006, compared to $156,000 at June 30, 2006. We are selling most of the fixed-rate, one- to four-family loans that we originate with terms in excess of fifteen years in the secondary market. Cash and cash equivalents increased to $5.2 million (consisting primarily of federal funds sold) at September 30, 2006 from $2.5 million at June 30, 2006. Total securities decreased to $25.2 million at September 30, 2006 from $26.1 million at June 30, 2006.

     Our total liabilities increased $5.1 million, or 5.1% mostly due to an increase in deposits to $71.8 million at September 30, 2006, from $64.3 million at June 30, 2006, a $ 7.4 million, or 11.6% increase. Certificates of deposit increased $5.6 million from June 30, 2006. Approximately $2.0 million of this increase was from additional public funds deposits. In addition, our rate promotion for shorter-term certificates of deposit has been effective in attracting these types of deposits. Money market accounts, NOW and noninterest bearing accounts, and passbook savings increased $896,000, $894,000 and $82,000, respectively, for the same period. Because of our impending stock conversion, potential investors have opened accounts with us. We expect these deposits to be temporary in nature. Federal Home Loan Bank advances were $30.8 million, a decline of $2.6 million, or 7.8%, from $33.4 million at June 30, 2006 reflecting our increased deposits. Advances used to fund our investment program comprised $5.2 million of the total advances, decreasing $600,000 from program advances at June 30, 2006. We had previously sought to leverage our capital by using short-term advances to fund a portfolio of short-term and variable-rate mortgage-backed securities. Because short-term borrowing costs have exceeded available yields, we have stopped purchasing securities for this program.


     Stockholders' equity increased $155,000 to $13.3 million at September 30, 2006 from $13.1 million at June 30, 2006, primarily due to net income of $168,000 for the quarter. We paid regular cash dividends of $0.15 per share to stockholders other than Osage Federal MHC, or $98,000 (net of restricted stock dividends of $6,000), in the period ending September 30, 2006. Expenses of the stock option plan and restricted stock plan increased stockholders' equity by $34,000.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

     GENERAL. Net income for the three months ended September 30, 2006 was $168,000 ($.07 per diluted share), a $2,000, or 1.0%, increase compared to net income of $166,000 ($0.07 per diluted share) for the three months ended September 30, 2005. The increase in net income resulted mainly from an increase in net interest income, partly offset by a decrease in noninterest income and an increase in noninterest expense. Earnings per diluted share remained flat due to an increase in common stock equivalents.

     INTEREST INCOME. Total interest income increased by $295,000, or 21.5%, to $1.7 million for the three months ended September 30, 2006 from $1.4 million for the same period in 2005 primarily due to a 41 basis point increase in the average yield on interest-earning assets, The yield on earning assets for the period was 5.99% compared to a yield of 5.58% for the same period in 2005. The average balance of total interest-earning assets increased $12.8 million from the three months ended September 30, 2005.

     The primary factor for the increase in interest income was a $235,000, or 21.7% increase in interest from loans. Average loans increased $12.4 million, or 18.5%, from $67.3 million in 2005 to $79.7 million in 2006. There was also a 17 basis point increase in the average yield on loans to 6.57% for the 2006 period from 6.40% in the 2005 period, reflecting slightly higher long-term interest rates.

     Our average investment portfolio and cash investments totaled $28.7 million for the three months ended September 30, 2006, a $111,000 or 0.4% decrease from the same period in 2005. The yield on these investments improved to 4.37% compared to 3.71% in 2005. This yield increase was attributable to general short-term interest rate increases as well as the repricing of existing adjustable-rate securities.

     INTEREST EXPENSE. Total interest expense increased $276,000, or 44.6%, to $893,000 for the three months ended September 30, 2006 from $617,000 for the three months ended September 30, 2005. The increase in interest expense resulted from a 77 basis point increase in the average cost of interest-bearing liabilities combined with a $12.1 million, or 14.8%, increase in the average balance, to $93.9 million for the 2006 period compared to $81.8 million for the 2005 period. The increase in the average cost of interest-bearing liabilities was most notably due to short-term market rate increases. We had $18.8 million of short-term Federal Home Loan Bank advances at September 30, 2006 which are subject to rate changes every 30 days or more frequently. Average interest-bearing deposits were up $2.7 million between the two periods, with certificates of deposit accounting for a $6.3 million increase. For the same time periods, money market savings account balances dropped $1.7 million. Interest-bearing checking balances decreased $1.4 million. We are seeing transfers of funds from checking and money market accounts into higher-yielding certificates of deposits. We instituted a new advertising campaign called "You Pick `Em", which allows our customers to choose a certificate at a specific rate, with a term from 6 to 15 months. Average rates on certificates of deposits are up 70 basis points between the two periods.

     Interest expense on FHLB advances increased $165,000 for the three months ended September 30, 2006, or 64.3%, compared to the three months ended September 30, 2005, reflecting an increase in the average balance of advances to $33.0 million for the 2006 period from $23.6 million for the 2005 period, and a 75 basis point increase in the average cost. These rates have increased mainly because of higher rates on our short-term advances.

     NET INTEREST INCOME. Net interest income increased by $19,000, or 2.6%, to $769,000 for the three months ended September 30, 2006 from $750,000 for the three months ended September 30, 2005. The net interest rate spread decreased to 2.22% for the 2006 period from 2.58% for the 2005 period, while the net interest margin decreased to 2.77% from 3.06%. The decreases in spread and margin reflect the inversion of the yield curve, which means that short-term market rates are at or above long-term rates.

     PROVISION FOR LOAN LOSSES. There were no provisions for loan losses for either the three months ended September 30, 2006 or 2005. There were $4,000 of net charge-offs in the three months ended September 30, 2006 and $10,000 in the same period in 2005. Based on our stratification of the loan portfolios using historical loss factors and other data, management believes that the recorded allowance would cover both known and inherent losses in the portfolio that were both probable and reasonably estimable.

     The evaluation of the level of loan loss allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. The level of the allowance is based on estimates and the ultimate losses may vary from these estimates. The allowance for loan losses was $396,000 at September 30, 2006 and $384,000 at September 30, 2005, and as a percentage of total loans outstanding was 0.49% and 0.56% at September 30, 2006 and 2005, respectively. The decrease in this ratio is mainly reflective of the increase in total loans outstanding.

     Management assesses the allowance for loan losses monthly. While management uses available information to estimate losses on loans, loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Bank to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of September 30, 2006 was maintained at a level that represented management's best estimate of losses in the loan portfolio to the extent they were both probable and reasonably estimable. However, there can be no assurance that the level of loan losses will be sufficient to offset any future loan losses.

     NONINTEREST INCOME. Noninterest income decreased to $171,000 for the three months ended September 30, 2006 from $176,000 for the three months ended September 30, 2005. Gains on sales of mortgage loans were down $13,000 due to lower loan volumes sold, and all other noninterest income categories changed only slightly.

     NONINTEREST EXPENSE. Noninterest expense was $679,000 for the three months ended September 30, 2006, increasing $16,000 from $663,000 for the three months ended September 30, 2005. Salaries and benefits increased $35,000, or 9.1%. Regular salaries increased $8,000, reflecting normal salary increases. Expense for the employee stock ownershp plan increased $9,000, which is a function of the higher average price of our stock. Other operating expenses decreased $13,000 primarily as a result of an $8,000 decrease in supplies expense and a $9,000 decrease in audit and SEC filing expenses.

     PROVISION FOR INCOME TAXES. The provision for income taxes decreased $4,000, or 3.8%, reflecting an increase in nontaxable income on loans. The effective tax rate was 36% for the three months ended September 30, 2006, and 37% for the three months ended September 30, 2005.